UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2015

AUDIOEYE, INC.

DELAWARE	333-17746	20-2939845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5210 E. Williams Circle, Suite 500

Tucson, Arizona 85711

(Address of principal executive offices)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                        Entry into a Material Definitive Agreement.

On March 5, 2015, AudioEye, Inc. (the “Company”) and Paul Arena entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. Arena resigned as Executive Chairman/Chairman of the Board and a member of the Board of Directors.  Under the Separation Agreement, the Company and Mr. Arena agreed that, pursuant to his Stock Option Agreement with the Company, options to purchase 500,000 common shares have been vested, options to purchase an additional 500,000 shares (the “Second Tranche”) are vested and options to purchase 500,000 shares will be forfeited.  Fifty percent of the options under the Second Tranche are subject to certain clawback provisions as set forth in the Separation Agreement.  Additionally, Mr. Arena is being granted 500,000 shares of the Company’s restricted Common Stock (the “Restricted Shares”) with 250,000 shares being deposited in escrow to cover the clawback rights of the Company.  The Restricted Shares are being issued to Mr. Arena in lieu of any issuances which may be due him under his Performance Share Unit Agreement.  The Restricted Shares and shares issuable pursuant to options described above are subject to a Lock-up/Leakage Agreement under which Mr. Arena is limited to a cap of $50,000 in gross proceeds from the sale of such shares in any month.

Also on March 5, 2015, the Company and AIM Group, Inc. (“AIM”), a corporation wholly owned by Mr. Arena, entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which AIM, through Mr. Arena, is to provide certain consulting services to the Company for a period of one year.  Under the Consulting Agreement, AIM is to receive a one-time net payment of $267,000.

Item 2.01                        Termination of a Material Definitive Agreement

Reference is made to Item 1.01 above.  Pursuant to the Separation Agreement, the Executive Employment Agreement dated as of January 27, 2014 between Mr. Arena and the Company has been terminated effective March 5, 2015, and, in connection therewith, Mr. Arena is taking on a new role with the Company as a consultant through his wholly owned company, AIM Group, Inc.

Item 5.02                        Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

Effective March 5, 2015, Paul Arena resigned as a director and the Executive Chairman/Chairman of the Board of the Company, and Dr. Carr Bettis was appointed Executive Chairman/Chairman of the Board of the Company.  Dr. Bettis, age 51, has served as a director of the Company since December 2012, and previously served as a director of the Company from July 2007 to April 2010.  Dr. Bettis founded and has been the Chief Architect of numerous financial technology innovations and businesses over the last 15 years that have been acquired by Merrill Lynch, Thomson Financial, Primark/Disclosure and Advanced Equities/GreenBrook Financial.  He has served as Chairman and Co-Founder of Verus Analytics, a quantitative financial engineering firm since 1996.  He also serves on the board of directors of iMemories, an Arizona-founded technology company. Since 2007, he has managed his family’s private equity portfolio via his firm, Fathom Lab.  Dr. Bettis is a former tenured professor and maintains a clinical-affiliation with Arizona State University as Research Professor of Finance at the W.P. Carey School of Business.  His research has been published in academic and professional journals such as the Journal of Financial Economics, Review of Financial Studies, Journal of Financial and Quantitative Analysis, and the Financial Analyst Journal.  Dr. Bettis holds undergraduate degrees in finance and accounting, and received his Ph.D. from Indiana University in 1992.  A compensation arrangement is currently under consideration by the Compensation Committee.

Mr. Arena’s resignation as Executive Chairman of the Company and a member of the Company’s Board of Directors was not predicated on any disagreements or objections as to anything relating to the Company’s operations, policies or practices.

Item 8.01                        Other Events

On March 6, 2015, the Company issued a press release relating to the resignation of Paul Arena as Executive Chairman/Chairman of the Board and a director of the Company and the election of Dr. Carr Bettis as Executive Chairman/Chairman of the Board.

Item 9.01                        Financial Statements and Exhibits.

(d)                        Exhibits

Exhibit No.	Description
10.1	Separation and Release Agreement dated as of March 5, 2015 between the Company and Paul Arena.

10.2	Consulting Agreement dated as of March 5, 2015 between the Company and AIM Group, Inc.

99.1	Press Release.

There is filed as part of this report the exhibits listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2015	AUDIOEYE, INC.

	By:	/s/ NATHANIEL T. BRADLEY
Nathaniel T. Bradley, President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description
10.1	Separation and Release Agreement dated as of March 5, 2015 between the Company and Paul Arena.

10.2	Consulting Agreement dated as of March 5, 2015 between the Company and AIM Group, Inc.

99.1	Press Release.